                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.    )*


                              GAP INSTRUMENT CORP.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   364766 10 5
                                 (CUSIP Number)


     Stephen W. Wilk, Esq., 160 Broadway, New York, NY 10038 (212) 267-7992 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)


                                    July 1993
           (Date of Event which Requires the Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3)or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cove page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP NO. 364766 10 5                                          PAGE 2 OF 7 PAGES


--------------------------------------------------------------------------------
         Name of Reporting Person
1        S.S. or I.R.S. Identification No. of Above Person

         FLOCO, INC.
--------------------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group*          (a) [X]
2                                                                   (b) [ ]
--------------------------------------------------------------------------------
         SEC Use Only
3
--------------------------------------------------------------------------------
         Source of Funds*
4                                   N/A
--------------------------------------------------------------------------------
         Check Box if Disclosure of Legal Proceedings is Required Pursuant to
5        Items 2(d) or 2(e) [  ]
--------------------------------------------------------------------------------
         Citizenship or Place of Organization
6        NEW YORK
--------------------------------------------------------------------------------
NUMBER OF                  Sole Voting Power
SHARES            7:
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   Shared Voting Power
EACH              8:                  1,132,500 Shares
REPORTING         --------------------------------------------------------------
PERSON                     Sole Dispositive Power
WITH              9:
                  --------------------------------------------------------------
                           Shared Dispositive Power
                  10:                 1,132,500 Shares
--------------------------------------------------------------------------------
         Aggregate Amount Beneficially Owned By Each Reporting Person
11 1,132,500 shares, owned by Advanced Logic Resources, Inc. and Eloco, Inc. which represents, in the aggregate 75% of the shares owned by those companies. Each Reporting Person of the group owns a 25% interest in those companies.
--------------------------------------------------------------------------------
         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*
12                                                                 [  ]
--------------------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13                                    28.78%
--------------------------------------------------------------------------------
         Type of Reporting Person*
14                                    CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 364766 10 5                                          PAGE 3 OF 7 PAGES


--------------------------------------------------------------------------------
         Name of Reporting Person
1        S.S. or I.R.S. Identification No. of Above Person

         ALR OF WEST VIRGINIA, INC.
--------------------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group*          (a) [X]
2                                                                   (b) [ ]
--------------------------------------------------------------------------------
         SEC Use Only
3
--------------------------------------------------------------------------------
         Source of Funds*
4                                   N/A
--------------------------------------------------------------------------------
         Check Box if Disclosure of Legal Proceedings is Required Pursuant to
5        Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
         Citizenship or Place of Organization
6        WEST VIRGINIA
--------------------------------------------------------------------------------
NUMBER OF                  Sole Voting Power
SHARES            7:
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   Shared Voting Power
EACH              8:               1,132,500 Shares
REPORTING         --------------------------------------------------------------
PERSON                     Sole Dispositive Power
WITH              9:
                  --------------------------------------------------------------
                           Shared Dispositive Power
                  10:              1,132,500 Shares
--------------------------------------------------------------------------------
         Aggregate Amount Beneficially Owned By Each Reporting Person
11 1,132,500 shares, owned by Advanced Logic Resources, Inc. and Eloco, Inc. which represents, in the aggregate 75% of the shares owned by those companies. Each Reporting Person of the group owns a 25% interest in those companies.
--------------------------------------------------------------------------------

         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*
12                                                            [  ]
--------------------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13                                28.78%
--------------------------------------------------------------------------------
         Type of Reporting Person*
14                                CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 364766 10 5                                          PAGE 4 OF 7 PAGES


--------------------------------------------------------------------------------
         Name of Reporting Person
1        S.S. or I.R.S. Identification No. of Above Person

         EDWARDSON KENNELS, INC.
--------------------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group*  (a) [X]
2                                                           (b) [ ]
--------------------------------------------------------------------------------
         SEC Use Only
3
--------------------------------------------------------------------------------
         Source of Funds*
4                                   N/A
--------------------------------------------------------------------------------
         Check Box if Disclosure of Legal Proceedings is Required Pursuant to
5        Items 2(d) or 2(e) [  ]
--------------------------------------------------------------------------------
         Citizenship or Place of Organization
6        NEW YORK
--------------------------------------------------------------------------------
NUMBER OF                  Sole Voting Power
SHARES            7:
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   Shared Voting Power
EACH              8:                  1,132,500 Shares
REPORTING         --------------------------------------------------------------
PERSON                     Sole Dispositive Power
WITH              9:
                  --------------------------------------------------------------
                           Shared Dispositive Power
                  10:                 1,132,500 Shares
--------------------------------------------------------------------------------
         Aggregate Amount Beneficially Owned By Each Reporting Person
11 1,132,500 shares, owned by Advanced Logic Resources, Inc. and Eloco, Inc. which represents, in the aggregate 75% of the shares owned by those companies. Each Reporting Person of the group owns a 25% interest in those companies.
--------------------------------------------------------------------------------
         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*
12                                                               [ ]
--------------------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13                                     28.78%
--------------------------------------------------------------------------------
         Type of Reporting Person*
14                                     CO
--------------------------------------------------------------------------------

                                                               Page 5 of 7 Pages



ITEM 1.  SECURITY AND ISSUER

         Common Stock of Gap Instrument Corp., 100 Horse Block Road, Yaphank, NY 11980.


ITEM 2.  IDENTITY AND BACKGROUND

         a.       Floco, Inc.  A New York corporation
         b.       244 Mill Road, Yaphank, NY 11980.
         c.       Principal business: holding company
         d.       none
         e.       none

         a.       ALR of West Virginia, Inc.  A West Virginia corporation
         b.       244 Mill Road, Yaphank, NY 11980.
         c.       Principal business: holding company
         d.       none
         e.       none

         a.       Edwardson Kennels Inc.  A New York corporation
         b.       244 Mill Road, Yaphank, NY 11980.
         c.       Principal business: holding company
         d.       none
         e.       none


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         N/A


ITEM 4.  PURPOSE OF TRANSACTION

         The shares were acquired for investment.

         a.       Additional securities may be purchased for investment.
         b.       no
         c.       no
         d.       no
         e.       no
         f.       no
         g.       no
         h.       no
         i.       no
         j.       no

                                                               Page 6 of 7 Pages


ITEM 5.  INTEREST IN SECURITIES OF ISSUER

         a. 1,132,500 shares - 28.78% (includes 382,500 shares of the 510,000 shares owned by Advanced Logic Resources, Inc. and 750,000 shares of the 1,000,000 shares owned by Eloco, Inc., which shares represent 75% of the shares owned by those companies. The reporting persons own, in aggregate 75% (25% each) of Advanced Logic Resources, Inc. and Eloco, Inc.

         b. The reporting person has shared voting and dispositive power of 1,132,500 shares owned by Advanced Logic Resources, Inc. and Eloco, Inc.

         c. July 1993, Advanced Logic Resources, Inc. and Eloco Inc. acquired their shares from the Issuer 510,000 shares and 1,000,000 shares respectively, for the forgiveness of loans made to the Issuer of $25,000 and $50,000 respectively.

         d.       not applicable

         e.       not applicable


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         See answer to item 5.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         None

                                                               Page 7 of 7 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  July 9, 1997
                                              FLOCO, INC.


                                          by: /s/ JAMES EDWARDSON,
                                              --------------------------
                                              JAMES EDWARDSON, President


                                              ALR OF WEST VIRGINIA, INC.


                                          by: /s/ JAMES EDWARDSON,
                                              --------------------------
                                              JAMES EDWARDSON, President


                                              EDWARDSON KENNELS INC.


                                          by: /s/ JAMES EDWARDSON,
                                              --------------------------
                                              JAMES EDWARDSON, President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              GAP INSTRUMENT CORP.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   364766 10 5
                                 (CUSIP Number)


     Stephen W. Wilk, Esq., 160 Broadway, New York, NY 10038 (212) 267-7992 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                                  July 3, 1996
           (Date of Event which Requires the Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3)or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cove page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP NO. 364766 10 5                                          PAGE 2 OF 7 PAGES


--------------------------------------------------------------------------------
         Name of Reporting Person
1        S.S. or I.R.S. Identification No. of Above Person

         FLOCO, INC.
--------------------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group*  (a) [X]
2                                                           (b) [ ]
--------------------------------------------------------------------------------
         SEC Use Only
3
--------------------------------------------------------------------------------
         Source of Funds*
4                                   N/A
--------------------------------------------------------------------------------
         Check Box if Disclosure of Legal Proceedings is Required Pursuant to
5        Items 2(d) or 2(e) [  ]
--------------------------------------------------------------------------------
         Citizenship or Place of Organization
6        NEW YORK
--------------------------------------------------------------------------------
NUMBER OF                  Sole Voting Power
SHARES            7:
BENEFICIALLY
OWNED BY                   Shared Voting Power
EACH              8:                52,492,762 Shares
REPORTING
PERSON                     Sole Dispositive Power
WITH              9:

                           Shared Dispositive Power
                  10:               52,492,762 Shares
--------------------------------------------------------------------------------
         Aggregate Amount Beneficially Owned By Each Reporting Person
11 52,492,762 shares, owned by Advanced Logic Resources, Inc. and Eloco, Inc. which represents, in the aggregate 75% of the shares owned by those companies. Each Reporting Person of the group owns a 25% interest in those companies.
--------------------------------------------------------------------------------
         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*
12                                                                        [  ]
--------------------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13                                  11.99%
--------------------------------------------------------------------------------
         Type of Reporting Person*
14                                  CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 364766 10 5                                          PAGE 3 OF 7 PAGES


--------------------------------------------------------------------------------
         Name of Reporting Person
1        S.S. or I.R.S. Identification No. of Above Person

         ALR OF WEST VIRGINIA, INC.
--------------------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group*     (a) [X]
2                                                              (b) [ ]
--------------------------------------------------------------------------------
         SEC Use Only
3
--------------------------------------------------------------------------------
         Source of Funds*
4                                   N/A
--------------------------------------------------------------------------------
         Check Box if Disclosure of Legal Proceedings is Required Pursuant to
5        Items 2(d) or 2(e) [  ]
--------------------------------------------------------------------------------
         Citizenship or Place of Organization
6        WEST VIRGINIA
--------------------------------------------------------------------------------
NUMBER OF                  Sole Voting Power
SHARES            7:
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   Shared Voting Power
EACH              8:                52,492,762 Shares
REPORTING         --------------------------------------------------------------
PERSON                     Sole Dispositive Power
WITH              9:
                  --------------------------------------------------------------
                           Shared Dispositive Power
                  10:               52,492,762 Shares
--------------------------------------------------------------------------------
         Aggregate Amount Beneficially Owned By Each Reporting Person
11 52,492,762 shares, owned by Advanced Logic Resources, Inc. and Eloco, Inc. which represents, in the aggregate 75% of the shares owned by those companies. Each Reporting Person of the group owns a 25% interest in those companies.
--------------------------------------------------------------------------------
         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*
12                                                                       [  ]
--------------------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13                                  11.99%
--------------------------------------------------------------------------------
         Type of Reporting Person*
14                                  CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D


CUSIP NO. 364766 10 5                                          PAGE 4 OF 7 PAGES


--------------------------------------------------------------------------------
         Name of Reporting Person
1        S.S. or I.R.S. Identification No. of Above Person

         EDWARDSON KENNELS, INC.
--------------------------------------------------------------------------------
         Check the Appropriate Box if a Member of a Group*    (a) [X]
2                                                             (b) [ ]
--------------------------------------------------------------------------------
         SEC Use Only
3
--------------------------------------------------------------------------------
         Source of Funds*
4                                   N/A
--------------------------------------------------------------------------------
         Check Box if Disclosure of Legal Proceedings is Required Pursuant to
5        Items 2(d) or 2(e) [  ]
--------------------------------------------------------------------------------
         Citizenship or Place of Organization
6        NEW YORK
--------------------------------------------------------------------------------
NUMBER OF                  Sole Voting Power
SHARES            7:
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   Shared Voting Power
EACH              8:                52,492,762 Shares
REPORTING         --------------------------------------------------------------
PERSON                     Sole Dispositive Power
WITH              9:
                  --------------------------------------------------------------
                           Shared Dispositive Power
                  10:               52,492,762 Shares
--------------------------------------------------------------------------------
         Aggregate Amount Beneficially Owned By Each Reporting Person
11 52,492,762 shares, owned by Advanced Logic Resources, Inc. and Eloco, Inc. which represents, in the aggregate 75% of the shares owned by those companies. Each Reporting Person of the group owns a 25% interest in those companies.
--------------------------------------------------------------------------------
         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*
12                                                               [  ]
--------------------------------------------------------------------------------
         Percent of Class Represented by Amount in Row (11)
13                                  11.99%
--------------------------------------------------------------------------------
         Type of Reporting Person*
14                                  CO
--------------------------------------------------------------------------------

                                                               Page 5 of 7 Pages


ITEM 1.  SECURITY AND ISSUER

         Common Stock of Gap Instrument Corp., 100 Horse Block Road, Yaphank, NY 11980.


ITEM 2.  IDENTITY AND BACKGROUND

         a.       Floco, Inc.  A New York corporation
         b.       244 Mill Road, Yaphank, NY 11980.
         c.       Principal business: holding company
         d.       none
         e.       none

         a.       ALR of West Virginia, Inc.  A West Virginia corporation
         b.       244 Mill Road, Yaphank, NY 11980.
         c.       Principal business: holding company
         d.       none
         e.       none

         a.       Edwardson Kennels Inc.  A New York corporation
         b.       244 Mill Road, Yaphank, NY 11980.
         c.       Principal business: holding company
         d.       none
         e.       none


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         N/A


ITEM 4.  PURPOSE OF TRANSACTION

         The shares were acquired for investment.

         a.       Additional securities may be purchased for investment.
         b.       no
         c.       no
         d.       no
         e.       no
         f.       no
         g.       no
         h.       no
         i.       no
         j.       no

                                                               Page 6 of 7 Pages


ITEM 5.  INTEREST IN SECURITIES OF ISSUER

         a.       52,492,762 shares - 11.99% (includes 26,377,713 shares of
                  shares owned by Advanced Logic Resources, Inc. and 26,107,549 shares of the shares owned by Eloco, Inc., which shares represent 75% of the shares owned by those companies. The reporting persons own, in aggregate 75% (25% each) of Advanced Logic Resources, Inc. and Eloco, Inc.

         b. The reporting person has shared voting and dispositive power of 52,492,762 shares owned by Advanced Logic Resources, Inc. and Eloco, Inc.

         c.       not applicable

         d.       not applicable

         e.       not applicable


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         See answer to item 5.



ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         None

                                                               Page 7 of 7 Pages


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  July 9, 1997
                                              FLOCO, INC.


                                          by: /s/ JAMES EDWARDSON,
                                              --------------------------
                                              JAMES EDWARDSON, President


                                              ALR OF WEST VIRGINIA, INC.


                                          by: /s/ JAMES EDWARDSON,
                                              --------------------------
                                              JAMES EDWARDSON, President


                                              EDWARDSON KENNELS INC.


                                          by: /s/ JAMES EDWARDSON,
                                              --------------------------
                                              JAMES EDWARDSON, President